Exhibit 99

Dollar General Reports Record Fourth Quarter and Full Year 2015 Financial Results; Board of Directors Increases Regular Quarterly Cash Dividend by 14%

  Full Year Net Sales Increased 7.7%; Full Year Same-Store Sales Increased 2.8%
  Fourth Quarter Net Sales Increased 7.0%; Fourth Quarter Same-Store Sales Increased 2.2%
  13% EPS Growth for Fiscal 2015; Fiscal 2015 EPS of $3.95 and Adjusted Fiscal 2015 EPS of $3.96
  Company Outlines Long-Term Financial Growth Model
  Company Plans Share Repurchases of Approximately $1.0 Billion in Fiscal 2016

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--March 10, 2016--Dollar General Corporation (NYSE: DG) today reported record sales, net income and diluted earnings per share (“EPS”) for its fiscal 2015 fourth quarter (13 weeks) and full year (52 weeks) ended January 29, 2016.

“2015 was another great year for Dollar General as we achieved strong financial results with a focus on profitable sales growth. For the 26th consecutive year, we delivered positive same-store sales growth. In the fourth quarter, we effectively balanced sales and operating profit through our toughest quarterly comparison of the year to deliver record results leading to full year diluted EPS growth of 13%,’’ said Todd Vasos, Dollar General’s chief executive officer.

“Looking ahead, Dollar General continues to have significant opportunities for growth. The goal of our long-term growth model that we announced today is to drive 11% to 17% total annual shareholder return per year through EPS growth and dividend yield. Considering the financial results we have delivered over the last three years and consistent with how we are managing the business, our growth model is focused on increasing long-term shareholder value by driving profitable sales growth, capturing growth opportunities, enhancing our position as a low-cost operator and investing in our people. For 2016, we plan to return approximately $1.3 billion to shareholders through anticipated quarterly cash dividends and consistent share repurchases.”

Vasos continued, “The Company remains well-positioned to serve our customers with value and convenience. We continue to take the appropriate strategic steps to ensure that we are investing in the Company for sustainable and consistent growth.”

Fourth Quarter 2015 Highlights

The Company’s net income for the 2015 fourth quarter was $376 million, or diluted EPS of $1.30, compared to net income of $355 million, or diluted EPS of $1.17, in the 2014 fourth quarter.

Net sales increased 7.0 percent to $5.29 billion in the 2015 fourth quarter compared to $4.94 billion in the 2014 fourth quarter. Departments with the most significant increases in net sales were candy and snacks, perishables, tobacco, and food. Same-store sales increased 2.2 percent, resulting from increases in both customer traffic and average transaction amount. Same-store sales increases were driven by strength in both the consumables and the non-consumables categories. In the consumables category, growth was driven primarily by candy and snacks, tobacco and perishables. Growth in the non-consumable category was broad-based with notable strength across seasonal and home, offset by a modest decline in apparel.

The Company’s gross profit, as a percentage of sales, was 31.8 percent in the 2015 fourth quarter compared to 31.7 percent in the 2014 fourth quarter, an increase of 12 basis points. Lower transportation costs and an improved rate of inventory shrinkage were the primary factors of the improved performance, while increased markdowns were an offset.

Selling, general and administrative expenses (“SG&A”) were $1.07 billion in the 2015 fourth quarter, compared to $1.00 billion in the 2014 fourth quarter. For both the 2015 and 2014 quarters, SG&A as a percent of sales was 20.2 percent. The 2015 fourth quarter results reflect increases in incentive compensation, retail salaries, and occupancy costs, offset by lower utility costs and administrative salaries as a percentage of sales. The 2014 fourth quarter results reflect expenses of $6.1 million, or 12 basis points as a percentage of sales, related to an acquisition that was not completed.

The effective income tax rate in the 2015 fourth quarter was 36.1 percent compared to 34.8 percent in the 2014 fourth quarter. Both years benefitted from the retroactive reenactment of the Work Opportunity Tax Credit (“WOTC”). The effective tax rate for the 2015 fourth quarter was higher than the 2014 quarter due to state income tax benefits recorded in the 2014 period as well as a benefit in the 2014 quarter associated with a change in the deductibility of expenses incurred in prior quarters of that year associated with an acquisition that was not completed.

As noted above, the 2015 fourth quarter effective tax rate benefitted from the retroactive (for employees hired on or after January 1, 2015) reenactment of the WOTC. A total benefit of approximately $16.5 million, or $0.06 per share, from this reenactment was recorded in the 2015 fourth quarter. Of this amount, approximately $11.5 million would have been recorded in previous 2015 quarters had the law been approved at the beginning of the year, as follows: $3.6 million in the first quarter, $4.0 million in the second quarter and $3.8 million in the third quarter.

Full Year 2015 Financial Results

Full year 2015 net sales increased 7.7 percent to $20.4 billion compared to net sales of $18.9 billion in 2014. Departments with the most significant increases in net sales were candy and snacks, perishables, tobacco, and food. Same-store sales increased 2.8 percent, including increases in both customer traffic and average transaction amount resulting from the refinement of the Company’s merchandise offerings, as well as increases in candy and snacks, tobacco products and perishables, and increased utilization of store square footage. In addition, all four product categories contributed to same-store sales growth.

The Company’s gross profit rate was 31.0 percent of sales in 2015 compared to 30.7 percent in 2014, an increase of 27 basis points. The majority of the gross profit rate increase in 2015 as compared to 2014 was due to lower transportation costs and an improved rate of inventory shrinkage, partially offset by increased markdowns. The Company recorded a LIFO benefit of $2.3 million in 2015 compared to a LIFO provision of $4.2 million in 2014.

Full year SG&A was 21.4 percent of sales in 2015 compared to 21.3 percent in 2014, an increase of 10 basis points. The 2015 SG&A results reflect increases in incentive compensation expenses, repairs and maintenance expenses, occupancy costs, and fees associated with an increase in debit card transactions. Partially offsetting these items was a higher volume of cash back transactions resulting in increased convenience fees collected from customers. The 2014 SG&A results reflect expenses of $14.3 million, or 8 basis points as a percentage of sales, related to an acquisition that was not completed.

The effective income tax rate for 2015 was 37.1 percent compared to 36.6 percent for 2014. The effective income tax rate was lower in 2014 due principally to federal and state reserve releases in 2014 that did not reoccur, to the same extent, in 2015. As in prior years, we received a significant income tax benefit related to wages paid to certain newly hired employees that qualify for federal jobs credits (principally the Work Opportunity Tax Credit). In December 2015, Congress retroactively extended the federal law authorizing the WOTC for the period from January 1, 2015 through December 31, 2019. Accordingly, the WOTC should be available for the next few years.

The Company reported net income of $1.17 billion, or diluted EPS of $3.95, for fiscal year 2015 compared to net income of $1.07 billion, or diluted EPS of $3.49, for fiscal year 2014. Both net income and adjusted net income increased over 9 percent. Adjusted diluted EPS increased 13 percent to $3.96 in fiscal 2015 compared to adjusted diluted EPS of $3.50 in fiscal 2014. Both adjusted net income and adjusted diluted EPS are defined under “Non-GAAP Disclosure” below and are reconciled to the most directly comparable GAAP measure in the accompanying schedules.

Merchandise Inventories

As of January 29, 2016, total merchandise inventories, at cost, were $3.07 billion compared to $2.78 billion as of January 30, 2015, an increase of approximately four percent on a per store basis.

Capital Expenditures

Significant components of property and equipment purchases in 2015 included approximately: $168 million for improvements, upgrades, remodels and relocations of existing stores; $144 million for distribution and transportation related projects; $99 million for new leased stores; $53 million for stores built by the Company; and $34 million for information systems upgrades and technology-related projects. During 2015, the Company opened 730 new stores and remodeled or relocated 881 stores.

Share Repurchases

The Company repurchased $1.3 billion, or 17.6 million shares, under its share repurchase program in 2015, at an average price of $74.03 per share. Since December 2011, the Company has repurchased 62.0 million shares of its common stock under the share repurchase program at a total cost of $3.6 billion, at an average price of $57.67 per share. The total remaining authorization for future repurchases is approximately $920 million. The authorization has no expiration date.

Dividend

On March 8, 2016, the Board of Directors approved an increase of 14 percent in its regular quarterly cash dividend to shareholders. The first quarter dividend of $0.25 per share will be payable on April 12, 2016 to shareholders of record of the Company’s common stock on March 29, 2016. While the Board of Directors intends to continue regular cash dividends, the declaration and payment of future dividends are subject to the Board’s discretion.

Financial Growth Outlook

The Company has established a financial growth model that is focused on long-term shareholder value creation. Key components of the model include:

Key Drivers	Annual Target
Net Sales	+7 to 10%
- Square Footage	+6 to 8%
- Same-Store Sales	+2 to 4%
Operating Profit	+7 to 11%
Diluted Earnings per Share	+10 to 15%
Cash from Operations	7 to 8% of Sales
Capital Expenditures	2 to 3% of Sales
Annual Shareholder Return (EPS Growth + Dividend Yield)	+11 to 17%

For the 53-week fiscal year ending February 3, 2017 (“fiscal 2016”), the Company expects the 53rd week to contribute approximately 200 basis points to its net sales performance and $0.09 per diluted share to EPS.

Including the impact of the 53rd week, the Company expects its fiscal 2016 net sales and diluted EPS results to be at the high end of the ranges outlined in the growth model above. Same-store sales growth for fiscal 2016 is forecasted to be near the middle of the range as outlined in the growth model above.

The Company plans to open approximately 900 new stores and relocate or remodel 875 stores in fiscal 2016. Capital expenditures for fiscal 2016 are expected to be in the range of $550 million to $600 million.

The Company intends to update its diluted EPS guidance only if the Company no longer reasonably expects diluted EPS to fall within the 10 percent to 15 percent range outlined in the growth model above. The Company does not intend, and specifically disclaims any duty, to update its expectations regarding where in the range of guidance fiscal 2016 net sales, same-store sales or diluted EPS may fall, or to update any component of the growth model outlined above, other than diluted EPS as specified herein. The Company also does not intend, and specifically disclaims any duty, to update its dollar range for expected fiscal 2016 capital expenditures unless otherwise required by applicable securities laws.

The Company intends to use the financial growth model in discussions of its business beginning in 2016 and in future years, and by doing so the Company does not undertake to update any portion of the growth model except as specified herein.

Conference Call Information

The Company will hold a conference call on Thursday, March 10, 2016 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and John Garratt, chief financial officer. If you wish to participate, please call (855) 576-2641 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 51991167. The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Thursday, March 24, 2016, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 51991167.

Non-GAAP Disclosure

Certain financial information relating to the fiscal 2015 and 2014 periods provided in this press release and the accompanying tables has not been derived in accordance with U.S. generally accepted accounting principles (“GAAP”), including adjusted net income and adjusted diluted earnings per share. Adjusted net income is defined as net income excluding the specifically identified expenses below and related tax effects, and adjusted EPS reflects adjusted net income divided by the weighted average number of diluted shares outstanding.

The Company believes that providing comparisons to net income and EPS, adjusted for the items shown in the accompanying reconciliations, provides useful information to the reader in assessing the Company’s operating performance as these measures provide an additional relevant comparison of the Company’s operating performance across periods. Adjustments to net income and EPS in the 2015 fiscal year include expenses of $6.1 million incurred in connection with the Company’s restructuring, $0.3 million of debt refinancing costs and the combined related income tax effect of $2.5 million.

Adjustments to net income and EPS in the 2014 fiscal year include expenses of $14.3 million incurred in connection with an acquisition that was not completed and the related income tax effect of $5.6 million as well as an income tax benefit of $4.7 million from the reversal of income tax reserves established in 2009.

Reconciliations of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to net income, EPS or any other measure derived in accordance with GAAP. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported under GAAP. Because not all companies use identical calculations these presentations may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the section entitled “Financial Growth Outlook” as well as other statements regarding the Company’s outlook, plans and intentions, including, but not limited to, statements made within the quotations of Mr. Vasos. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “should,” “could,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “goal,” “prospect,” “positioned,” “accelerate,” “intend,” “committed,” “continue,” “looking ahead,” “going forward,” “focused on,” or “will likely result,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic conditions, including their effect on employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation, commodity prices, fuel prices, interest rates, exchange rate fluctuations and the cost of goods;
  failure to successfully execute the Company’s strategies and initiatives, including those relating to merchandising, sourcing, shrink, private brand, distribution and transportation, store operations, store formats, budgeting and expense reduction, and real estate;
  failure to open, relocate and remodel stores profitably and on schedule, as well as failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  levels of inventory shrinkage;
  effective response to competitive pressures and changes in the competitive environment and the markets where the Company operates, including consolidation;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands;
  disruptions, unanticipated or unusual expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments, increases in transportation costs (including increased fuel costs and carrier rates or driver wages), work stoppages or other labor disruptions that could impede the receipt of merchandise, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  unfavorable publicity or consumer perception of the Company’s products, including, but not limited to, related product liability and food safety claims;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, environmental compliance, product safety, food safety, information security and privacy, and labor and employment laws, as well as tax laws, the interpretation of existing tax laws, or our failure to sustain our reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, administrative proceedings, regulatory actions or other litigation;
  natural disasters, unusual weather conditions, pandemic outbreaks, terrorist acts and geo-political events;
  damage or interruption to the Company’s information systems or failure of technology initiatives to deliver desired or timely results;
  ability to attract and retain qualified employees, while controlling labor costs (including anticipated regulatory changes related to overtime exemption under Fair Labor Standards Act) and other labor issues;
  the Company’s loss of key personnel, inability to hire additional qualified personnel or disruption of executive management as a result of retirements or transitions;
  failure to successfully manage inventory balances;
  seasonality of the Company’s business;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  failure to maintain the security of information that the Company holds, whether as a result of a data security breach or otherwise;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or a lowering of the Company’s credit ratings;
  new accounting guidance, or changes in the interpretation or application of existing guidance, such as changes to lease accounting guidance;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. With 12,483 stores in 43 states as of January 29, 2016, Dollar General is among the largest discount retailers in the United States. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	January 29	January 30
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$157,947	$579,823
Merchandise inventories	3,074,153	2,782,521
Income taxes receivable	6,843	-
Prepaid expenses and other current assets	193,467	170,265
Total current assets	3,432,410	3,532,609
Net property and equipment	2,264,062	2,116,075
Goodwill	4,338,589	4,338,589
Other intangible assets, net	1,200,994	1,201,870
Other assets, net	21,830	19,499
Total assets	$11,257,885	$11,208,642

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$1,379	$101,158
Accounts payable	1,494,225	1,388,154
Accrued expenses and other	467,122	413,760
Income taxes payable	32,870	59,400
Total current liabilities	1,995,596	1,962,472
Long-term obligations	2,969,175	2,623,965
Deferred income taxes	639,955	626,858
Other liabilities	275,283	285,309
Total liabilities	5,880,009	5,498,604

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-
Common stock	250,855	265,514
Additional paid-in capital	3,107,283	3,048,806
Retained earnings	2,025,545	2,403,045
Accumulated other comprehensive loss	(5,807)	(7,327)
Total shareholders' equity	5,377,876	5,710,038
Total liabilities and shareholders' equity	$11,257,885	$11,208,642

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	January 29	% of Net	January 30	% of Net
	2016	Sales	2015	Sales
Net sales	$5,286,938	100.00%	$4,939,059	100.00%
Cost of goods sold	3,604,669	68.18	3,373,620	68.30
Gross profit	1,682,269	31.82	1,565,439	31.70
Selling, general and administrative expenses	1,069,840	20.24	998,723	20.22
Operating profit	612,429	11.58	566,716	11.47
Interest expense	23,275	0.44	21,532	0.44
Income before income taxes	589,154	11.14	545,184	11.04
Income tax expense	212,979	4.03	189,813	3.84
Net income	$376,175	7.12%	$355,371	7.20%

Earnings per share:
Basic	$1.30		$1.17
Diluted	$1.30		$1.17
Weighted average shares outstanding:
Basic	288,401		303,108
Diluted	289,322		304,435

	For the 52 Weeks Ended
	January 29	% of Net	January 30	% of Net
	2016	Sales	2015	Sales
Net sales	$20,368,562	100.00%	$18,909,588	100.00%
Cost of goods sold	14,062,471	69.04	13,107,081	69.31
Gross profit	6,306,091	30.96	5,802,507	30.69
Selling, general and administrative expenses	4,365,797	21.43	4,033,414	21.33
Operating profit	1,940,294	9.53	1,769,093	9.36
Interest expense	86,944	0.43	88,232	0.47
Other (income) expense	326	0.00	-	0.00
Income before income taxes	1,853,024	9.10	1,680,861	8.89
Income tax expense	687,944	3.38	615,516	3.26
Net income	$1,165,080	5.72%	$1,065,345	5.63%

Earnings per share:
Basic	$3.96		$3.50
Diluted	$3.95		$3.49
Weighted average shares outstanding:
Basic	294,330		304,633
Diluted	295,211		305,681

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 52 Weeks Ended
	January 29	January 30
	2016	2015
Cash flows from operating activities:
Net income	$1,165,080	$1,065,345
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	352,431	342,353
Deferred income taxes	12,126	(17,734)
Tax benefit of share-based awards	(13,698)	(12,147)
Loss on debt retirement, net	326	-
Noncash share-based compensation	38,547	37,338
Other noncash (gains) and losses	7,797	8,551
Change in operating assets and liabilities:
Merchandise inventories	(290,001)	(233,559)
Prepaid expenses and other current assets	(24,626)	(25,048)
Accounts payable	105,637	97,166
Accrued expenses and other liabilities	44,949	41,635
Income taxes	(19,675)	12,399
Other	(905)	(1,555)
Net cash provided by (used in) operating activities	1,377,988	1,314,744

Cash flows from investing activities:
Purchases of property and equipment	(504,806)	(373,967)
Proceeds from sales of property and equipment	1,423	2,268
Net cash provided by (used in) investing activities	(503,383)	(371,699)

Cash flows from financing activities:
Issuance of long-term obligations	499,220	-
Repayments of long-term obligations	(502,401)	(78,467)
Borrowings under revolving credit facilities	2,034,100	1,023,000
Repayments of borrowings under revolving credit facilities	(1,783,100)	(1,023,000)
Debt issuance costs	(6,991)	-
Repurchases of common stock	(1,299,613)	(800,095)
Payments of cash dividends	(258,328)	-
Other equity and related transactions	6,934	(2,373)
Tax benefit of share-based awards	13,698	12,147
Net cash provided by (used in) financing activities	(1,296,481)	(868,788)

Net increase (decrease) in cash and cash equivalents	(421,876)	74,257
Cash and cash equivalents, beginning of period	579,823	505,566
Cash and cash equivalents, end of period	$157,947	$579,823

Supplemental cash flow information:
Cash paid for:
Interest	$76,354	$82,447
Income taxes	$697,357	$631,483
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$32,020	$31,586

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	January 29	January 30
	2016	2015	% Change
Consumables	$3,914,335	$3,654,405	7.1%
Seasonal	738,021	685,342	7.7%
Home products	364,131	337,470	7.9%
Apparel	270,451	261,842	3.3%
Net sales	$5,286,938	$4,939,059	7.0%

	For the 52 Weeks Ended
	January 29	January 30
	2016	2015	% Change
Consumables	$15,457,611	$14,321,080	7.9%
Seasonal	2,522,701	2,344,993	7.6%
Home products	1,289,423	1,205,373	7.0%
Apparel	1,098,827	1,038,142	5.8%
Net sales	$20,368,562	$18,909,588	7.7%

Store Activity

		For the 52 Weeks Ended
		January 29	January 30
		2016	2015

Beginning store count		11,789	11,132
New store openings		730	700
Store closings		(36)	(43)
Net new stores		694	657
Ending store count		12,483	11,789
Total selling square footage (000's)		92,477	87,205
Growth rate (square footage)		6.0%	6.3%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Income and
Adjusted Diluted Earnings Per Share
(Unaudited)

(in millions, except per share amounts)

	For the 52 Weeks Ended
	January 29	January 30
	2016	2015

Net income	$1,165.1	$1,065.3
Expenses related to acquisition not completed	-	14.3
Restructuring expenses	6.1	-
Debt refinancing costs	0.3	-
Income tax effect of adjustments	(2.5)	(5.6)
Reversal of tax reserves created in 2009	-	(4.7)
Net adjustments	3.9	4.0
Adjusted net income	$1,169.0	$1,069.3

Diluted earnings per share:
As reported	$3.95	$3.49
Adjusted	$3.96	$3.50

Weighted average diluted shares outstanding:	295.2	305.7

CONTACTS
Dollar General Corporation
Investor Contacts:
Mary Winn Pilkington, 615-855-5536
or
Matt Hancock, 615-855-4811
or
Media Contacts:
Dan MacDonald, 615-855-5209
or
Crystal Ghassemi, 615-855-5210